Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Lytus Technologies Holdings PTV. Ltd. (the “Company”) of our report dated October 7, 2021, with respect to our audit of the Company’s financial statements as of March 31, 2021 and March 31, 2020 and for the year ended March 31, 2021 and period from March 16, 2020 (date of inception) to March 31, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Benjamin & Ko

Santa Ana, CA October 7, 2021